Exhibit 99.1
FOR IMMEDIATE RELEASE:

JAVELIN PHARMACEUTICALS, INC. RECEIVES APPROVAL
FOR LISTING ON THE AMERICAN STOCK EXCHANGE

Company Expected to Commence Trading July 20th
Under the Ticker Symbol JAV

Cambridge, MA - July 13, 2006 - Javelin Pharmaceuticals, Inc. (OTCBB: JVPH.OB), a specialty pharmaceutical company with three late-stage pain drug candidates, today announced that its common stock has been approved for listing on the American Stock Exchange (“AMEX”). Javelin’s common stock is scheduled to begin trading on the AMEX under the ticker symbol JAV, on July 20, 2006. The approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange and may be rescinded if the Company is not in compliance with such standards.

“AMEX listing is a major milestone in Javelin’s corporate development,” said Dr. Daniel Carr, Chief Executive Officer and Chief Medical Officer. “This event is the culmination of focused effort by our founding management team, the contributions of exceptional staff at every level as well as consultants, and the support and encouragement of our investors.”

About Javelin

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has two drug candidates in Phase III clinical development and one in late Phase II. One of these Phase III drug candidates, Dyloject(TM), is currently under review for Marketing Authorization Application (MAA) approval in Europe. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company's website at http://www.javelinpharmaceuticals.com or contact us directly.

Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Investor & Media Contact:
Frederick E. Pierce, II
Vice President, Investor Relations
Javelin Pharmaceuticals, Inc.
(617) 349-4500
rpierce@javelinpharmaceuticals.com